Exhibit 10.24

TERMINATION AGREEMENT

Sara Lee Corporation (the “Corporation”) and Margaret M. Foran (“Executive”) enter into this Termination Agreement (the “Agreement”), which was received by Executive on or before the 8th day of June, 2009, signed by Executive on or before the 8th day of June, 2009, and is effective immediately upon its execution by Executive (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, Executive has been employed by the Corporation as Executive Vice President – General Counsel and Secretary;

WHEREAS, Executive and the Corporation have agreed that Executive’s employment with the Corporation will terminate as of June 9, 2009 (the “Date of Termination”); and

WHEREAS, Executive and the Corporation have negotiated and reached an agreement with respect to all rights, duties, and obligations arising between them, including, but in no way limited to, any rights, duties, and obligations that have arisen or might arise out of or are in any way related to Executive’s employment with the Corporation and the conclusion of that employment.

NOW, THEREFORE, in consideration of the covenants and mutual promises herein contained, it is agreed as follows:

1. Date of Termination. As of the Date of Termination, Executive shall cease to be a Corporate Officer of the Corporation. Until the Date of Termination and subject to the terms and conditions of this Agreement, Executive shall continue as an employee of the Corporation and shall continue to receive the same compensation and benefits Executive presently receives. All appointments Executive holds with the Corporation will end effective on the Date of Termination. Executive understands and agrees that her employment with the Corporation will conclude on the close of business on the Date of Termination.

2. Severance Payments. Provided this Agreement is signed by Executive and subject to the terms of the Sara Lee Corporation Severance Plans for Corporate Officers as last amended on January 1, 2009 (the “Severance Plan”), a copy of which Executive acknowledges receiving, the Corporation hereby agrees to pay Executive, during the period commencing on the day following the Date of Termination and ending on June 9, 2010 (the “Severance Period”), twelve months of “Severance Pay”, which consists of “Base and Bonus Compensation”, as defined in the Severance Plan. The monthly Severance Pay amount is $82,343.75 and will be payable in installments in accordance with the Corporation’s normal payroll schedule, less all applicable withholding taxes and other customary payroll deductions. Payments will commence the first payroll date following the Date of Termination. Severance Pay is not eligible for deferral under any of the Corporation’s deferred compensation plans. Severance Pay shall cease if Executive becomes reemployed by the Corporation.

3. Annual Incentive Plan Bonus. Executive shall receive a pro rata portion calculated from June 29, 2008 (the first day of the fiscal year ending June 27, 2009) to the date of Termination of Executive’s bonus earned under the Corporation’s Annual Incentive Plan for the 2009 fiscal year as a result of Executive’s employment with the Corporation during the 2009 fiscal year. The pro rata portion will be based on Executive’s actual bonus eligible earnings during the 2009 fiscal year, prior to the Date of Termination. For purposes of calculating such bonus, the Corporation will use actual results, financial or non-financial, if applicable. The bonus payment provided for in this Paragraph 3 shall be in lieu of, not in addition to, all bonuses that might otherwise have been payable to

Executive but for the termination of her employment and shall be paid to Executive on the same date on which active participants under such Annual Incentive Plan are paid. The bonus payment, if any, made by the Corporation shall be reduced by applicable withholding and other customary payroll deductions. Executive shall not be entitled to participate in any annual incentive bonus plan for any fiscal year ending after the 2009 fiscal year.

4. Stock Options and Long-Term Incentive Awards. Executive shall receive a pro rata portion of the stock options and performance stock units (the “PSUs”) granted on August 28, 2008 under the Corporation’s long-term incentive program for fiscal years 2009-2011. The Executive shall forfeit all stock options, restricted stock units (the RSUs”) and PSUs that have been granted in recognition of foregone benefits with Executive’s prior employer. The pro rata number of stock options and PSUs is calculated by multiplying the number of units initially granted by a fraction, the numerator of which is the number of full months of active service from the grant date, i.e., August 28, 2008, until the Date of Termination, i.e., June 9, 2009 and the denominator is 36, i.e., the three year vesting period.

(a) Executive shall retain 19,974 of the 79,897 (i.e., 25%) stock options granted on August 28, 2008. These stock options shall be eligible for exercise in accordance with the terms and conditions of the stock option agreements already in force between the Executive and the Corporation.

(b) Executive shall retain 10,846 of the 43,384 PSUs (i.e., 25%) granted on August 28, 2008. These PSUs are subject to the terms and conditions of the award agreements already in force between the Executive and the Corporation.

5. Health and Life Insurance Continuation.

(a) Beginning on the Date of Termination, Executive shall be eligible to elect COBRA continuation coverage under the group health insurance plan (medical, dental and vision) generally available to other corporate officers of the Corporation provided Executive was enrolled in the group health insurance plan on the day prior to the Date of Termination. Executive’s Severance Period shall count toward the period during which the Corporation must offer COBRA continuation coverage to Executive. If Executive elects COBRA continuation coverage, Executive will be charged for such coverage at the active employee rates during the first three (3) whole months of the Severance Period. The premium charged for COBRA continuation coverage, if any, after the end of the first three (3) whole months of the Severance Period shall be the full COBRA premium. If Executive dies prior to the end of the Severance Period and Executive had elected COBRA continuation coverage, COBRA continuation coverage shall continue for Executive’s surviving spouse and eligible covered dependents until the end of the Severance Period under the same terms and conditions that coverage would have been provided to Executive under this Agreement.

(b) Executive’s participation in the welfare benefit plans generally available to other corporate officers of the Corporation shall cease as of the Date of Termination; however, Executive shall have the right, at Executive’s expense, to exercise such conversion privileges as may be available under such plans. The Corporation will continue to fund Executive’s universal life insurance policy, pursuant to the terms and conditions of the Corporation’s Executive Life Insurance Plan, at an amount equal to three (3) times Executive’s base salary during the Severance Period, provided that Executive has not affected the policy’s value via a withdrawal, surrender or any other option that affects the policy’s value, at which time, the Corporation’s obligation to continue funding the policy will cease.

6. Non-Qualified Supplemental Executive Retirement Plan (SERP) Benefits. For purposes of determining the amount of Executive’s supplemental 401(k) annual company contribution benefit under the Supplemental Plan, the Severance Period shall be considered as vesting service and Executive’s “Base and Bonus Compensation” paid to Executive pursuant to Paragraph 2 of this Agreement shall be considered eligible pay. During the Severance Period, Executive will receive, through the SERP, the 401(k) annual company contribution as if the Severance Period were deemed a period of employment with the Corporation.

7. Participation In Other Plans. Except as otherwise provided herein or in the applicable plan, Executive’s participation in all other plans available to Corporate Officers of the Corporation shall cease on the Date of Termination.

8. Executive Benefits.

(a) Following the Date of Termination, Executive may continue to use the automobile provided to Executive by the Corporation, in accordance with the terms of the Corporation’s Executive Car Program policy, for 30 days. During those 30 days, the Corporation will be responsible only for the vehicle’s lease payments and the cost of automobile liability insurance coverage. Executive shall continue to be responsible for all other operating expenses, including all fuel and maintenance expenses, related to the automobile. If the vehicle is damaged in an accident or Executive does not otherwise have access to the vehicle during that 30 day period (e.g., theft), the Corporation will neither provide a replacement car nor reimburse the cost of a rental car. Executive shall have the option to purchase the vehicle during and up to the end of the 30 days following the Date of Termination and the purchase price shall be determined in accordance with the Corporation’s Executive Car Program policy. Neither the Corporation nor any of the officers, directors, agents, or employees of the Corporation shall have any liability to Executive or to any third party for personal injuries, death, or property damage resulting from Executive’s use of the automobile that is not otherwise covered by the Corporation’s automobile liability insurance coverage.

(b) Executive shall not be eligible for reimbursement of club memberships and expenses, or for participation in the Corporation’s Matching Grant Program, after the Date of Termination.

(c) The Corporation shall continue to provide financial planning assistance through the Severance Period. Pursuant to applicable policy for active Corporate Officers at executive’s rank, the allotment for calendar year 2009 is $15,300, less any amounts already paid under the program in calendar year 2009, and the pro rated amount available for calendar year 2010 is $6,375.

(d) The Corporation will pay Executive for any earned but unused vacation time. Such payment will be included in the first Severance Payment.

9. Receipt of Other Compensation. Executive acknowledges and agrees that, other than as specifically set forth in this Agreement, following the Date of Termination, Executive is not and will not be due any compensation, including, but not limited to, compensation for unpaid salary (except for amounts unpaid and owing for Executive’s employment with the Corporation prior to the Date of Termination), unpaid bonus, severance and accrued or unused vacation time or vacation pay from the Corporation. Except as provided herein, Executive will not be eligible to participate in any of the benefit plans of the Corporation after Executive’s Date of Termination. However, Executive will be entitled to receive benefits that are vested and accrued prior to the Date of Termination pursuant to the employee benefit plans of the Corporation. Any participation by Executive in the compensation or benefit plans of the Corporation as of and after the Date of Termination shall be subject to and determined in accordance with the terms and conditions of such plans, except as otherwise expressly set forth in this Agreement. The Corporation shall promptly reimburse Executive for business expenses incurred in the ordinary course of Executive’s employment on or before the Date of Termination, but not previously reimbursed, provided the Corporation’s policies of documentation and approval are satisfied.

10. Death of Executive. In the event of Executive’s death prior to the end of the Severance Period, the Severance Pay referred to in Paragraph 2, the annual incentive plan bonus referred to in Paragraph 3 and the long-term incentive award referred to in Paragraph 4 shall, to the extent unpaid or undistributed, be payable or distributed to Executive’s estate or beneficiary, whichever is applicable. Such payments shall not affect or reduce any other benefits payable to or to be provided upon the occurrence of Executive’s death which Executive’s estate or beneficiary shall be entitled to receive under other plans of the Corporation. Except to the extent benefits contemplated herein are provided by their terms to Executive’s heirs or beneficiaries, the Corporation shall have no obligations to Executive’s heirs or beneficiaries under this Agreement.

11. Continuing Cooperation. Following the Date of Termination, Executive agrees to cooperate with all reasonable requests for information made by or on behalf of the Corporation with respect to the operations, practices, and policies of the Corporation. In connection with any such requests, the Corporation shall reimburse Executive for all out-of-pocket expenses reasonably and necessarily incurred in responding to such request(s).

12. Non-Solicitation and Non-Competition. Notwithstanding anything contained in this Agreement to the contrary, if Executive engages in any activity inimical, contrary or harmful to the interests of the Corporation, including but not limited to (a) competing, directly or indirectly (either as owner, employee or agent), with any of the businesses of the Corporation, (b) violating any Corporation policies, (c) soliciting any present or future employees or customers of the Corporation to terminate such employment or business relationship(s) with the Corporation, (d) disclosing or misusing any confidential information regarding the Corporation, or (e) participating in any activity not approved by the Board of Directors of the Corporation, which could reasonably be foreseen as contributing to or resulting in a Change of Control of the Corporation (as defined in the Corporation’s long-term incentive program) (such activities are to be collectively referred to as “wrongful conduct”), then (i) Executive’s right to any benefits under this Agreement shall terminate automatically on the date on which Executive first engaged in such wrongful conduct, and (ii) Executive shall pay to the Corporation all severance payments made under this Agreement.

13. Confidentiality. At all times after the Effective Date, except as Executive is required to disclose pursuant to a subpoena or other applicable legal process, Executive shall maintain the confidentiality of all information in whatever form concerning the Corporation relating to its businesses, customers, finances, strategic or other plans, marketing, employees, trade practices, trade secrets, know-how, or other matters which are not generally known outside the Corporation, and Executive will not, directly or indirectly, make any disclosure of any such information to anyone, or make any use thereof, on Executive’s own behalf or on behalf of any third party, unless agreed to in writing by an executive officer of the Corporation. Executive will promptly, after the Date of Termination, return to the Corporation all reports, files, memoranda, records, computer equipment and software, credit cards, cardkey passes, door and file keys, computer access codes and disks, instructional manuals, and other physical or personal property of the Corporation that Executive received or prepared or helped prepare in connection with her employment, and Executive will not retain any copies, duplicates, reproductions or excerpts thereof. Any confidentiality agreement signed by Executive upon her employment with the Corporation shall remain in full force and effect and will not be affected by the execution of this Agreement. The obligations of this Paragraph 13 shall survive the expiration of this Agreement.

14. Non-Disparagement. At all times after the Effective Date, Executive shall not disparage or criticize, orally or in writing, the business, products, policies, decisions, directors, officers or employees of the Corporation to any person. The Corporation also agrees that none of its Executive Officers or Directors will disparage or criticize Executive to any person or entity. The obligations of this Paragraph 14 shall survive the expiration of this Agreement.

15. Breach of Agreement.

(a) In the event of any dispute under this Agreement, the party who has the claim under this Agreement shall give the other party written notice and, except in the case of a breach of this Agreement which is not susceptible to being cured (such as disclosure of confidential information), ten calendar days in which to cure the breach of the Agreement.

(b) In the event of a breach of this Agreement by Executive, including, but not limited to, a breach of Paragraphs 12, 13, or 14 of this Agreement, (i) Executive shall reimburse the Corporation the full amount of any Severance Pay, bonuses, or other compensation paid to Executive pursuant to this Agreement (ii) the Corporation shall have the right, in addition to and without waiving any other rights that may be available to the Corporation at law or in equity, to immediately discontinue any remaining payments and other obligations of the Corporation to Executive under this Agreement, and to extinguish any rights and privileges granted to Executive pursuant to this Agreement, but excluding any vested retirement program benefits accrued by Executive under any tax-qualified retirement plan of the Corporation; (iii) Executive shall not receive non-qualified supplemental retirement benefits under the Sara Lee Corporation Supplemental Executive Retirement Plan; and (iv) the Severance Period shall thereupon cease, provided that Executive’s obligations under Paragraphs 12 and 13 of this Agreement shall continue in full force and effect in accordance with their terms for the entire duration of the Severance Period set forth in Paragraph 2 above.

(c) Executive and the Corporation acknowledge and agree that the Corporation will or would suffer irreparable injury in the event of a breach or violation or threatened breach or violation of the provisions set forth in Paragraphs 12, 13, or 14 of this Agreement and agree that in the event of an actual or threatened breach or violation of such provisions the Corporation shall be entitled to injunctive relief in the federal or state courts located in Illinois to prohibit any such violation or breach or threatened violation or breach, without necessity of posting any bond or security. Such right to injunctive relief shall be in addition to any other right available under this Agreement.

16. Release and Covenant Not to Sue.

(a) Executive, on behalf of Executive’s heirs, executors, administrators and assigns, does hereby knowingly and voluntarily release, acquit, and forever discharge the Corporation, successors, assigns, and past, present, and future Directors, officers, employees, trustees, and shareholders of the Corporation (the “Released Parties”) from and against any and all charges, complaints, claims, cross-claims, third-party claims, counterclaims, contribution claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, which, at any time up to and including the date on which Executive signs this Agreement, exist, have existed, or may arise from any matter whatsoever occurring, including, but not limited to, any claims arising out of or in any way related to Executive’s employment with the Released Parties and the termination thereof, which Executive, or any of her heirs, executors, administrators, assigns, affiliates, and agents ever had, now has, or at any time hereafter, may have, own, or hold against any of the Released Parties based on any matter (known or unknown) existing on or before the date on which Executive signs this Agreement. Executive acknowledges that in exchange for this release, the Corporation is providing Executive with total consideration, financial or otherwise, which exceeds that which Executive might otherwise have been entitled without the release. By executing this Agreement, Executive is waiving, without limitation, all claims against the Released Parties arising under federal, state, and local labor and anti-discrimination laws, any employment-related claims under the Employee Retirement Income Security Act of 1974, as amended, and any other restriction on the right to terminate employment, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, as amended, and the applicable human affairs, anti-discrimination, fair employment practices, equal employment, human or civil rights act of the state in which Executive resides on the Date of Termination. Nothing herein shall release any party from any obligation under this Agreement.

(b) EXECUTIVE SPECIFICALLY WAIVES AND RELEASES THE RELEASED PARTIES FROM ALL CLAIMS EXECUTIVE MAY HAVE AS OF THE DATE EXECUTIVE SIGNS THIS AGREEMENT REGARDING CLAIMS OR RIGHTS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, 29 U.S.C. § 621 (“ADEA”). EXECUTIVE FURTHER AGREES: (A) THAT EXECUTIVE’S WAIVER OF RIGHTS UNDER THIS RELEASE IS KNOWING AND VOLUNTARY AND IN COMPLIANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990; (B) THAT EXECUTIVE UNDERSTANDS THE TERMS OF THIS RELEASE; (C) THAT THE SEVERANCE PAYMENTS AND OTHER BENEFITS CALLED FOR IN THIS AGREEMENT WOULD NOT BE PROVIDED TO ANY EXECUTIVE TERMINATING HIS OR HER EMPLOYMENT WITH THE CORPORATION WHO DID NOT SIGN A RELEASE SIMILAR TO THIS RELEASE, AND THAT SUCH PAYMENTS WOULD NOT HAVE OTHERWISE BEEN OWED TO EXECUTIVE PURSUANT TO ANY PREEXISTING OBLIGATION OF ANY KIND HAD EXECUTIVE NOT SIGNED THIS RELEASE, AND THAT THE PAYMENTS AND BENEFITS ARE IN EXCHANGE FOR THE SIGNING OF THIS RELEASE; (D) THAT EXECUTIVE HEREBY IS AND HAS BEEN ADVISED IN WRITING BY THE CORPORATION TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE; AND (E) THAT THIS ENTIRE AGREEMENT AND RELEASE BECOME EFFECTIVE IMMEDIATELY UPON ITS EXECUTION BY EXECUTIVE.

(c) To the maximum extent permitted by law, Executive covenants not to sue or to institute or cause to be instituted any action in any federal, state, or local agency or court against the Released Parties, including, but not limited to, any of the claims released in this Agreement. Notwithstanding the foregoing, nothing herein shall prevent Executive or any of the Released Parties from instituting any action required to enforce the terms of this Agreement. In addition, nothing herein shall be construed to prevent Executive from enforcing any rights Executive may have to recover vested benefits under the Employee Retirement Income Security Act of 1974, as amended, or from filing a charge of discrimination with the Equal Employment Opportunity Commission or any related state/local agency.

(d) Executive represents and warrants that: (a) Executive has not filed or initiated any legal, equitable, administrative, or other proceeding(s) against any of the Released Parties; (b) no such proceeding(s) have been initiated against any of the Released Parties on Executive’s behalf; (c) Executive is the sole owner of the actual or alleged claims, demands, rights, causes of action, and other matters that are released in this Paragraph 16; (d) the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and (e) Executive has the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Agreement.

(e) The consideration offered herein is accepted by Executive as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims, and Executive expressly agrees that Executive is not entitled to and shall not receive any further payments, benefits, or other compensation or recovery of any kind from the Corporation or any of the other Released Parties. Executive further agrees that in the event of any further proceedings whatsoever based upon any matter released herein, the Corporation and each of the other Released Parties shall have no further monetary or other obligation of any kind to Executive, including without limitation any obligation for any costs, expenses and attorneys’ fees incurred by or on behalf of Executive.

17. Executive’s Understanding. Executive acknowledges by signing this Agreement that Executive has read and understands this document, that Executive has conferred with or had the opportunity to confer with Executive’s attorney regarding the terms and meaning of this Agreement, that Executive has had sufficient time to consider the terms provided for in this Agreement, that no representations or inducements have been made to Executive except as set forth in this Agreement, and that Executive has signed the same KNOWINGLY AND VOLUNTARILY.

18. Non-Reliance. Executive represents to the Corporation and the Corporation represents to Executive that in executing this Agreement they do not rely and have not relied upon any representation or statement not set forth herein made by the other or by any of the other’s agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement, or otherwise.

19. Confidentiality of this Agreement. Executive agrees that Executive will not disclose the existence or terms of this Agreement to any third parties with the exception of Executive’s accountants, and other financial advisors, attorneys, or spouse, and shall ensure that none of them discloses such existence or terms to any other person, except as required to comply with legal process.

20. Severability of Provisions. In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement are held to be excessively broad as to duration, scope, activity, or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

21. Non-Admission of Liability. Executive agrees that neither this Agreement nor the performance by the parties hereunder constitutes an admission by any of the Released Parties of any violation of any federal, state, or local law, regulation, common law, breach of any contract, or any other wrongdoing of any type.

22. Assignability. The rights and benefits under this Agreement are personal to Executive and such rights and benefits shall not be subject to assignment, alienation or transfer, except to the extent such rights and benefits are lawfully available to the estate or beneficiaries of Executive upon death. The Corporation may assign this Agreement to any entity which at any time whether by merger, purchase, or otherwise acquires all or substantially all of the assets, stock or business of the Corporation.

23. Choice of Law. This Agreement shall be constructed and interpreted in accordance with the internal laws of the State of Illinois.

24. Entire Agreement. This Agreement, together with the Severance Plan, sets forth all the terms and conditions with respect to compensation, remuneration of payments and benefits due Executive from the Corporation and supersedes and replaces any and all other agreements or understandings Executive may have or may have had with respect thereto. This Agreement may not be modified or amended except in a writing signed by both Executive and an authorized representative of the Corporation. In the event of a direct conflict between this Agreement and the Severance Plan, the language of the Severance Plan shall govern.

25. Notice. Any notice to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, addressed as follows:

To Executive at:

Ms. Margaret M. Foran

At her last residence address identified on the personnel records of the Corporation

To the Corporation at:

Mr. Stephen J. Cerrone

Sara Lee Corporation

3500 Lacey Road

Downers Grove, Illinois 60515

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

EXECUTIVE	SARA LEE CORPORATION

/s/ Margaret M. Foran	/s/ Brenda C. Barnes
Dated: June 8, 2009	Chairman and Chief Executive Officer Dated: June 9, 2009